Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4/A of our report dated May 11, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, relating to the financial statements of the Company as of December 31, 2020 and 2019 and for each of the years in the two period ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

August 5, 2021